Exhibit 23.4

CONSENT OF AMEC FOSTER WHEELER E&C SERVICES, INC.

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, in the Company’s Registration Statements on Form S-3 (File Nos. 333-167026, 333-172363, 333-179993, 333-189693, 333-200555, 333-213268, 333-220457 and 333-220461) and Form S-8 (File Nos. 333-159096, 333-165933, 333-170891, 333-176671, 333-176915, 333-190542, 333-200557 and 333-211348), and any amendment, prospectuses or supplements thereto, and in any amendment to any of the foregoing.

Date: February 28, 2019
/s/ Edward J.C. Orbock III
Signature of Qualified Person
Edward J.C. Orbock III
Name of Qualified Person